BROADBAND STORAGE, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Amended and Restated Investor Rights Agreement (this “Agreement”) is entered into as of the15th day of October, 2002, by and among BROADBAND STORAGE, INC., a Delaware corporation (the “Company”), Moore Technology Venture Fund II, L.P., and Moore Global Investment Ltd. (collectively, “Moore”), and the investors listed on Exhibit A hereto (Moore and such other investors, the “Investors” and each individually an “Investor”) and amends and restates, in its entirety, that certain Investor Rights Agreement dated as of March 12, 2001, among the Company, Moore and certain other stockholders of the Company (the “Prior Rights Agreement”).

RECITALS:

Whereas, certain of the Investors are being issued shares of the Company’s Series B Convertible Preferred Stock (the “Series B Stock”) and Series A-1 Convertible Preferred Stock (the “Series A-1 Stock”) pursuant to that certain Series B Preferred Stock Purchase and Recapitalization Agreement (the “Purchase Agreement”) dated as of even date herewith (the “Financing”);

Whereas, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

Whereas, in connection with the consummation of the Financing, the parties desire to enter into this Agreement in order to grant registration, information and other rights to the Investors as set forth below; and

Whereas, certain undersigned Investors who are a party to the Prior Rights Agreement and who hold in excess of 66⅔% of the Series A Preferred Stock desire to amend and restate the Prior Rights Agreement and to accept the rights and obligations created pursuant hereto in lieu of their rights and obligations under the Prior Rights Agreement.

Now, Therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.

SECTION 1. GENERAL

1.1	Definitions. As used in this Agreement the following terms shall have the following respective meanings:

“Board of Directors” means the Board of Directors of the Company.

“Change in Control” means (a) the sale, lease or other disposition of all or substantially all of the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction (except a merger effected exclusively for the purpose of changing the domicile of the Company).

“Common Stock” means Common Stock of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any Investor holding Registrable Securities or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

“Major Investor” means each Investor (with its affiliates) owning at least 10% of the Shares.

“New Investors” means Investors other than the Non-Purchasing Investors.

“Non-Purchasing Investors” means Investors that own shares of Series A Stock that do not purchase their pro rata share of Series B Stock pursuant to the Purchase Agreement.

“Qualified Public Offering” means the Company’s firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $3.50 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and (ii) the net cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least $25,000,000.

2.

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and all applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement.

“Registrable Securities” means (a) shares of Common Stock issued or issuable upon conversion of the Shares; (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the Shares, and (c) any Common Stock acquired by Investors upon exercise of the rights of first refusal set forth in Section 4 hereof.  Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

“Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

“Series A Stock” shall have the meaning set forth in the first recital of this Agreement.

“Series A-1 Stock” shall have the meaning set forth in the first recital of this Agreement.

“Series B Stock” shall have the meaning set forth in the first recital of this Agreement.

“Shares” shall mean the shares of Series B Stock and Series A-1 Stock of the Company held by the Investors listed on Exhibit A hereto and their permitted assigns.

“Special Registration Statement” shall mean a registration statement relating to any employee benefit plan or with respect to any corporate reorganization or other transaction under Rule 145 of the Securities Act.

3.

SECTION 2. RESTRICTION ON TRANSFER; REGISTRATION

2.1	Restrictions on Transfer

	(a)	Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

		(i)	there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)

(A) the transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.  It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

(iii)

notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a limited liability company to its members or former members in accordance with their interest in the limited liability company, (C) to the Holder’s family member or trust for the benefit of an individual Holder, or (D) a corporation to its stockholders in accordance with their interests in the corporation; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if it were an original Holder hereunder.

(b)

Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR AS OTHERWISE PERMITTED UNDER AN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT BETWEEN THE HOLDER, THE COMPANY AND CERTAIN HOLDERS OF THE STOCK OF THE COMPANY.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(c)

The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.  No such opinion of counsel shall be required if the removal of the legend is effected pursuant to Rule 144(k) and the Company shall promptly remove the legend at the request of any Holder if such Holder’s Shares are eligible for resale under Rule 144(k).

(d)

Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

4.

2.2	Demand Registration.

(a)

Subject to the conditions of this Section 2.2, if the Company shall receive a written request (a “Registration Request”) from the Holders of at least fifty percent (50%) of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least a majority of the Registrable Securities then outstanding (or a lesser percent in the event of a Qualified Public Offering), then the Company shall, within fifteen (15) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) under the Securities Act of all Registrable Securities that the Holders request to be registered.

(b)

If the Initiating Holders intend to distribute the Registrable Securities covered by their Registration Request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable.  In such event, the right of any Holder to include its Registrable Securities in such registration by means of an underwriting shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  A Holder may elect to include in such underwriting all or part of the Registrable Securities it holds.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company).  Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company proposed to be registered by the Company or its officers, directors or employees are first entirely excluded from the underwriting and registration.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder which is a partnership, limited liability company corporation, the partners, retired partners, members and stockholders of such Holder, or the estates and family members of any such partners, retired partners and members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence and such amounts shall be allocated by the Holder in its discretion.

	(c)	The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i)

prior to the earlier of (A) the third anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the first registration statement pertaining to the Qualified Public Offering;

		(ii)	after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii)

during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Qualified Public Offering; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv)

if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to make its Qualified Public Offering within ninety (90) days;

(v)

if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company, under this Section 2.2 and Section 2.4, not more than once in any twelve (12) month period; or

		(vi)	if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below.

5.

2.3

Piggyback Registrations.  The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of the Registrable Securities held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after the above-described notice from the Company, so notify the Company in writing.  Such notice shall state the intended method of disposition of the Registrable Securities by such Holder.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)

Underwriting.  If the registration statement of which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities as part of the written notice given pursuant to Section 2.3 above.  In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  Notwithstanding any other provision of this Section 2.3, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company proposed to be registered by the Company or its officers, directors or employees are first entirely excluded from the underwriting and registration.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement and upon receipt of such notice shall be withdrawn.  If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with this Section hereof.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder which is a partnership, limited liability company corporation, the partners, retired partners, members and stockholders of such Holder, or the estates and family members of any such partners, retired partners and members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence and such amounts shall be allocated by the Holder in its discretion.

(b)

Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

6.

2.4

Form S-3 Registration.  In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

	(a)	promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)

as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company pursuant to Section 2.4(a) above; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

		(i)	if, after the Company has used commercially reasonable efforts to qualify for registration on Form S-3, Form S-3 is not available for such offering by the Holders; or

(ii)

if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000), or

(iii)

if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement.

(iv)

if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company, under this Section 2.4 and Section 2.2, not more than once in any twelve (12) month period; or

(v)

in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)

Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.  Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.

7.

2.5

Expenses of Registration.  Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company.  All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered on each Holder’s behalf.  The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or Section 2.4, the request of which has been subsequently withdrawn by the Initiating Holders or Holder (pursuant to Section 2.4) unless (a) the withdrawal is based upon material adverse information of which the Initiating Holders or Holder (pursuant to Section 2.4) were not aware at the time of such request or (b) in the case of a demand registration pursuant to Section 2.2, the Holders of a majority of Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.2, as applicable, in which event such right shall be forfeited by all Holders.  If the Initiating Holders or Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.  If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 to a demand registration and such registration shall not be counted as a demand registration under Section 2.2.

2.6	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)

Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days (such period to be extended by the number of days from the notice pursuant to Section 2.6(f) hereof until the Company amends or supplements the prospectus pursuant to such Section 2.6(f)), or, if earlier, until the Holder or Holders have completed the distribution related thereto.  The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)

Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

8.

(c)

Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, including any amendment of or supplement to the prospectus as they may reasonably request.

(d)

Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)

In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.

(f)

Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable best efforts to promptly amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)

Use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7

Termination of Registration Rights.  A Holder’s registration rights shall expire if (a) the Company has completed its Qualified Public Offering and is subject to the provisions of the Exchange Act, (b) such Holder (together with its affiliates, partners and former partners) holds less than 1% of the Company’s outstanding Common Stock (treating all shares of convertible Preferred Stock on an as converted basis) and (c) all Registrable Securities held by and issuable to such Holder (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144(k).

9.

2.8	Delay of Registration; Furnishing Information.

(a)

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)

The selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c)

The Company shall have no obligation with respect to any registration requested pursuant to Section 2.4 if, due to the operation of subsection 2.2(b), the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.4.

2.9	Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, expenses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement offering circular, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, or any rules or regulation promulgated thereunder, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

10.

(b)

To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c)

Promptly after receipt by a person entitled to indemnification under this Section 2.9 (an “Indemnified Party”) under this Section 2.9 of notice of the commencement of any action (including any governmental action), such Indemnified Party will, if a claim in respect thereof is to be made against any party required to provide indemnification (an “Indemnifying Party”) under this Section 2.9, deliver to the Indemnifying Party a written notice of the commencement thereof and the Indemnifying Party shall have the right to participate in, and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 2.9, but the omission so to deliver written notice to the Indemnifying Party will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Section 2.9.

11.

(d)

If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, expenses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e)

The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.10

Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least one hundred thousand (100,000) shares of Registrable Securities (as adjusted for stock splits and combinations); provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

12.

2.11

Amendment of Registration Rights.  Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities then outstanding.  Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company.   By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12

Limitation on Subsequent Registration Rights.  Other than as provided in Section 5.12, after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu or senior to those granted to the Holders hereunder.

2.13

“Market Stand-Off” Agreement; Agreement to Furnish Information.  If requested by the Company and an underwriter of the Company’s Common Stock each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Registrable Securities held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that:

		(i)	such agreement shall apply only to the Qualified Public Offering; and

		(ii)	all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements.
13.

Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.  The Company may impose stop-transfer instructions with respect to the shares of Registrable Securities subject to the foregoing restriction until the end of said one hundred eighty (180) day period.  Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by this Section 2.13.

2.14

Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)

Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

	(b)	File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)

So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request:  a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

14.

SECTION 3. COVENANTS OF THE COMPANY.

3.1	Basic Financial Information and Reporting.

(a)

The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

	(b)	The Company shall deliver to each Major Investor each of the financial statements and other reports described below:

(i)

as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, an audited balance sheet of the Company, as at the end of such fiscal year, and an audited statement of income and an audited statement of cash flows of the Company, for such fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.  Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Board of Directors.

(ii)

as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within thirty (30) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(c)

The Company will furnish each such Major Investor (i) no earlier than sixty (60) days prior nor later than thirty (30) days prior to the end of each fiscal year an annual budget and operating plans for the next succeeding fiscal year, on a month to month basis and for the following two (2) fiscal years on a quarter to quarter basis, including a balance sheet as at the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period (and as soon as available, any subsequent revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within fifteen (15) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period and to the prior year’s performance, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

15.

(d)

Accountants’ Reports.  Promptly upon receipt thereof, the Company shall deliver to each Major Investor copies of all significant reports submitted by the Company’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Company and its subsidiaries (if any) made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

3.2

Inspection Rights.  Each Major Investor shall have the right, upon reasonable notice to the Company, to visit and inspect any of the properties, including the books and records, of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested.  Each Major Investor shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations.

3.3

Confidentiality of Records.  Each Investor agrees to use the Company’s confidential proprietary information only for monitoring its investment in the Company and not to disclose any such confidential information to any third party (other than Investor’s accountants, attorneys, other advisors, partners, members and stockholders, which persons agree to maintain the confidentiality of such information), except with the consent of the Company.  The foregoing requirements of confidentiality shall not apply to information:  (a) that is or in the future becomes freely available to the public through no fault of or action by the using or disclosing party; (b) that is in the possession of the using or disclosing party prior to the time such information was obtained from the Company or that is independently acquired by the using or disclosing party without aid, application or use of such other information; (c) that is obtained by the using or disclosing party in good faith without knowledge of any breach or a secrecy arrangement from a third party; (d) that is required to be disclosed by applicable law or order of government agency or self-regulatory body; or (e) that is disclosed in connection with a bona-fide offer to purchase any shares in the Company, provided that the proposed transferor obtains an undertaking from the proposed transferee to keep such information confidential in accordance with the provision of this Section 3.3 prior to such disclosure.

3.4

Reservation of Common Stock.  The Company shall at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all Common Stock issuable from time to time upon such conversion and/or exercise, as the case may be.

16.

3.5

Proprietary Information and Inventions Agreement.  The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in the form attached to the Purchase Agreement.

3.6

Directors’ Expenses.  The Company shall not pay any compensation to any member of the Board of Directors in connection with the performance of their duties as a Director, but the Company shall reimburse any Directors and board observers designated by the Holders of the Shares for their reasonable travel expenses related to their attendance at meetings of the Board of Directors and of any committee of the Board of Directors.

3.7

Directors’ Liability and Indemnification.  The Company’s Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.

3.8

Board of Directors Meetings and Committees.  The Company shall cause its Board of Directors to (a) meet at least monthly, either in person or telephonically, (b) meet at least quarterly in person, and (c) have at all times at least two committees made up solely of non-management directors: a Compensation Committee and an Audit Committee.  Moore, as long as it holds at least fifteen percent (15%) of the aggregate Shares originally purchased by it pursuant to the Purchase Agreement (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), shall have the right to have its director representative on the Compensation Committee.

3.9

Qualified Small Business.  The Company will use reasonable efforts to comply with the reporting and recordkeeping requirements of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), any regulations promulgated thereunder and any similar state laws and regulations, and agrees not to repurchase any stock of the Company if such repurchase would cause the Shares not to so qualify as “Qualified Small Business Stock,” so long as the Board of Directors determines that it is in the best interests of and not unduly burdensome to the Company to comply with the provisions of Section 1202 of the Code.  The Company further covenants to submit to its stockholders and to state and federal taxation authorities such form and filings as may be required to document such compliance, including the California Franchise Tax Board Form 3565, Small Business Stock Questionnaire, with its franchise or income tax return for the current income year.

3.10

Insurance.  The Company and its subsidiaries (if any) will maintain or cause to be maintained with financially sound and reputable insurers, (a) directors and officers insurance, and (b) public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds, in each case in the coverage amounts customarily carried or maintained by companies of established reputation engaged in similar businesses and will deliver evidence thereof to the Major Investors.

3.11

Use of Proceeds.  Without limiting any other covenants and provisions hereof, the Company covenants and agrees that the proceeds of the sale of Series B Stock and Series A-1 Stock pursuant to the Purchase Agreement (the “Proceeds”) will be used for general working capital purposes and no such proceeds will be used to pay any funded debt of the Company or to repurchase or cancel any of the Company’s securities; provided, however, that the Company may in its discretion use a portion of the Proceeds to repay principle and interest on that certain promissory note of Company to Quantum Corporation (“Quantum”) issued pursuant to the terms of that certain Asset Purchase Agreement dated as of October 7, 2002 between the Company and Quantum.

17.

3.12	Corporate Existence. The Company shall maintain and cause each of its subsidiaries (if any) to maintain, their respective corporate existence, rights and franchises in full force and effect.

3.13

Restrictive Agreements Prohibited.  Neither the Company nor any of its subsidiaries (if any) shall become a party to any agreement which by its terms materially restricts the Company’s performance under the Company’s Certificate of Incorporation, or restricts the Company’s performance under the Amended and Restated Voting Agreement dated on or about the date hereof among the Company and certain stockholders of the Company, as such may be amended, restated, supplemented or otherwise modified from time to time (the “Voting Agreement”).

3.14

Transactions with Affiliates.  Except for transactions contemplated by this Agreement or the Voting Agreement or as otherwise approved by the Board of Directors, including the approval of the directors elected or approved by holders of the Series B Stock and Series A-1 Stock, neither the Company nor any of its subsidiaries (if any) shall enter into any transaction with any director, officer, employee or holder of more than five percent (5%) of the outstanding capital stock of any class or series of capital stock of the Company or any of its subsidiaries (if any), member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than five percent (5%) of the outstanding capital stock thereof, except for (a) transactions on customary terms related to such person’s employment, (b) reasonable compensation to employees in the ordinary course of business, consistent with past practice and (c) any sales of securities on an arms-length commercially reasonable basis with the consent of the Holders of at least fifty percent (50%) of the outstanding Shares.

3.15

Performance of Contracts.  The Company shall not materially amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the Proprietary Information and Inventions Agreements without the unanimous written consent of those members of the Company’s Board of Directors elected or approved by the holders of Series B Stock and Series A-1 Stock.

3.16

Compliance with Laws.  The Company shall use its best efforts to comply, and cause each subsidiary (if any) to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

3.17

U.S. Real Property Interest Statement.  The Company shall provide prompt written notice to each Investor following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(i)) on which the Company becomes a United States real property holding corporation.  In addition, upon a written request by any Investor, the Company shall provide such Investor with a written statement informing the Investor whether such Investor’s interest in the Company constitutes a U.S. real property interest.  The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made.  The Company’s written statement to any Investor shall be delivered to such Investor within ten (10) days of such Investor’s written request therefor.  The Company’s obligation to furnish a written statement pursuant to this Section 3.17 shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market.

3.18

Termination of Covenants.  All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Investor upon the earlier of (a) the effective date of the registration statement pertaining to the Qualified Public Offering, which results in the Preferred Stock being converted into Common Stock or (b) a Change in Control.

18.

SECTION 4. RIGHTS OF FIRST REFUSAL.

4.1

Subsequent Offerings.  Each New Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof.  Each New Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) which such New Investor is deemed to hold immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities.  The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security of the Company (including any option to purchase such a convertible security), (iii) any security of the Company carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

4.2

Exercise of Rights.  If the Company proposes to issue any Equity Securities, it shall give each New Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same (the “Notice”).  Each New Investor shall have fifteen (15) days from the giving of the Notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the Notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.  Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any New Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3

Issuance of Equity Securities to Other Persons.  If not all of the New Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the New Investors who do so elect and shall offer such New Investors the right to acquire such unsubscribed shares (on a pro rata basis among those New Investors electing to do so).  The New Investors shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares.  If the New Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the New Investor’s rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s Notice to the New Investors pursuant to Section 4.2 hereof.  If the Company has not sold such Equity Securities within ninety (90) days of the Notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the New Investors in the manner provided above.

19.

4.4

Termination and Waiver of Rights of First Refusal.  The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (a) the effective date of the registration statement pertaining to the Qualified Public Offering or (b) a Change in Control.  The rights of first refusal established by this Section 4 may be amended, or any provision waived, with the written consent of New Investors holding sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities held by all New Investors.

4.5

Transfer of Rights of First Refusal.  The rights of first refusal of each New Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.10.

4.6	Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a)

Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(b)

stock issued pursuant to any rights or agreements outstanding as of the date of this Agreement, options and warrants outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement;

(c)

any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors, including at least one director nominated by the holders of the Series B Stock or Series A‑1 Stock;

	(d)	shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

	(e)	shares of Common Stock issued upon conversion of the Shares;

	(f)	any Equity Securities issued pursuant to any equipment leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors;

	(g)	any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act; and

(h)

any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein, has been approved by the Board of Directors; provided, however, that the number of Equity Securities issued pursuant to (f) and (h) above shall not exceed 343,980 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).

20.

SECTION 5. MISCELLANEOUS

5.1

Governing Law.  This Agreement, and the rights of the parties hereto, shall be governed by, construed in accordance with and enforced under the laws of the State of New York without regard to the principles of conflicts of law of such state.

5.2

Survival.  The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

5.3

Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.4

Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

21.

5.5

Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6

Aggregation.  For the purposes of this Agreement, the number of Shares held by an Investor shall include the holdings of its Affiliates, and such holdings shall be aggregated together; provided, that the Investor and any Affiliate assignees and transferees shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Agreement.

5.7	Amendment and Waiver.

(a)

Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities.

(b)

Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities.

(c)

Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company to include on Exhibit A hereto additional purchasers of the Company’s Preferred Stock, pursuant to the terms of the Purchase Agreement, as “Investors,” “Holders” and parties hereto.

(d)

For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.8

Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under this Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

22.

5.9

Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

5.10

Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.11	Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.12	Additional Investors.

(a)

Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder and Exhibit A hereto shall be amended to include such purchaser.

(b)

Notwithstanding anything to the contrary contained herein, if the Company shall issue Equity Securities and such issuance shall be approved by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Shares, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder and Exhibit A shall be amended to include such Investor.

5.13	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]
23.

In Witness Whereof, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

BROADBAND STORAGE, INC. a Delaware corporation

By: /s/ ERIC KELLY Name: Eric Kelly Title: Chief Executive Officer, President and Secretary

INVESTORS:

MOORE TECHNOLOGY VENTURE FUND II, L.P.
By: /s/ KEVIN SHANNON Name: Kevin Shannon, Chief Financial Officer, Moore Capital Management, Inc.

MOORE GLOBAL INVESTMENTS LTD.
By: /s/ KEVIN SHANNON Name: Kevin Shannon, Chief Financial Officer, Moore Capital Management, Inc.

MELLON VENTURES II, L.P. By:_______________________________________

By: MVMA II, L.P. a Delaware Limited Partnership Its: General Partner
By: MVMA, Inc., a Delaware Corporation Its: General Partner
By: /s/ JEFFREY H. ANDERSON Mr. Jeffrey H. Anderson

[Signature Page to Amended and Restated Investor Rights Agreement]

24.

Signature Page of Additional Holder to
Amended and Restated Investor Rights Agreement
Subsequent Closing on October 28, 2002

INVESTOR

QUANTUM CORPORATION

By: /s/ LARRY ORECKLIN
Name: Larry Orecklin
Title: President, SSG

EXHIBIT A

Moore Technology Venture Fund II, L.P.
Moore Global Investments Ltd.
Mellon Ventures II, L.P.